Exhibit 5.1

[WHITE & CASE LETTERHEAD]

June 21, 2016

Dynegy Inc.

601 Travis, Suite 1400

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Dynegy Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of an aggregate of 4,600,000 7.00% tangible equity units (the “Units”), with each Unit having a stated amount of $100.00 and comprised of (a) a prepaid stock purchase contract (each a “Purchase Contract” and, collectively with each other Purchase Contract, the “Purchase Contracts”) and (b) a senior amortizing note due July 1, 2019 (each an “Amortizing Note” and, collectively with each other Amortizing Note, the “Amortizing Notes” ), pursuant to (i) the Registration Statement on Form S-3ASR (File No. 333-199179)  under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 6, 2014 (the “Registration Statement”), (ii) the Company’s Prospectus dated October 6, 2014, forming part of the Registration Statement (the “Base Prospectus”), (iii) the Company’s Prospectus Supplement dated June 15, 2016, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act relating to the issuance of the Units (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) and (iv) the Underwriting Agreement dated June 15, 2016 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several Underwriters.

In connection with the issuance of the Units, the Company entered into (a) the Purchase Contract Agreement dated as of June 21, 2016 (the “Purchase Contract Agreement”),  with Wilmington Trust, National Association, as purchase contract agent (the “Purchase Contract Agent”) and as trustee (the “Trustee”) and (b) the Indenture dated as of June 21, 2016 (the “Base Indenture”), with the Trustee, as supplemented by the supplemental indenture dated as of June 21, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture” and, together with the Units, the Purchase Contracts, the Amortizing Notes and the Purchase Contract Agreement, the “Opinion Documents”), with the Trustee.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In connection with acting as such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (a) the Registration Statement, (b) the Base Prospectus, (c) the Prospectus Supplement, (d) the Underwriting Agreement, (e) the Third Amended and Restated Certificate of Incorporation of the Company (the “COI”) and the Sixth Amended and Restated Bylaws of the Company and (f) such corporate records, agreements, documents and other instruments, and such certificates of public officials and of officers or representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant in order to give the opinions hereinafter set forth.  In our examination, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies.  In addition, we have relied, to the extent we deemed appropriate, upon certificates of governmental officials and appropriate officers and representatives of the Company and upon representations made in or pursuant to the Underwriting Agreement with respect to the accuracy of factual matters contained therein.  We have not independently verified such factual matters.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

Subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

1.              The Units, when executed by the Company and authenticated by the Purchase Contract Agent and the Trustee in accordance with the provisions of the Purchase Contract Agreement and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity);

2.              The Purchase Contracts, when executed by the Company and authenticated by the Purchase Contract Agent in accordance with the provisions of the Purchase Contract Agreement and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement as components of the Units, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity);

3.              The Amortizing Notes, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement as components of the Units, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity); and

4.              The shares of common stock of the Company to be issued upon settlement of the Purchase Contracts in accordance with the terms of the Purchase Contract

Agreement have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Purchase Contract Agreement and the COI, will be validly issued, fully paid and nonassessable.

With your consent, we have assumed (a) that the Opinion Documents (i) have been authorized, executed and delivered by the parties thereto and (ii) constitute legally valid and binding obligations of the parties thereto other than the Company and (b) the Purchase Contract Agent and Trustee are in compliance, generally and with respect to acting as purchase contract agent or trustee, as applicable, under the Purchase Contract Agreement and the Indenture, as applicable, with all applicable laws and regulations. We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the nature or extent of the business of any parties to the Opinion Documents.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement.  We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. We express no opinions other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ White & Case LLP

GK/AW/TCZ/CC/JK